Exhibit 10.83

Memorandum of Agreement

Norwegian Shipbroker’s Association’s
Memorandum of Agreement for sale and
purchase of ships. Adopted by BIMCO in 1956
Code-name
SALEFORM 2012
Revised 1966,1983 and 1986/87, 1993 and 2012

Copyright: Norwegian Shipbrokers’ Association, Oslo.	Printed by BIMCO’s idea	Explanatory Notes for SALEFORM 2012 are available from BIMCO at www.bimco.org

Published by Norwegian Shipbrokers’ Association, Olso and BIMCO, Copenhagen

Dated: 11 September 2014

Adventure Eight S. A., the Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 ~~(Name and seller)~~, hereinafter called the “Seller”, have agreed to sell, and Jupiter Bulker AS, Haakon VIIs gate 1, 0161 Oslo, Norway ~~(Name of Buyers)~~, hereinafter called the “Buyers”, have agreed to buy:

Name of vessel: MV “Free Jupiter”

IMO Number: 9264037

Classification Society: Bureau Veritas

Class Notation: I Bulk Carrier ESP

Year of Build: 2002 Builder/yard: Nantong COSCO Khi Ship Engineering, Nantong Jiangsu, China

Flag: Liberia Place of Registration: Monrovia GT/NT: 27,176/15,533

hereinafter called the “Vessel”, on the following terms and conditions:

Definitions

“Banking Days” are days on which banks are open ~~both~~ in the country of the currency stipulated for the Purchase Price in Clause 1 (Purchase Price) and in the place of closing stipulated in Clause 8 (Documentation) and New York, Piraeus and Oslo ~~(add additional jurisdictions as appropriate).~~

“Buyers’ Nominated Flag State” means Liberia ~~( state flag state)~~.

“Charter” means the bareboat charterparty in respect of the Vessel dated on or about the date here of made between the Buyers (as owners) and the Charterers.

“Charterers” means Nemorino Shipping S.A., 80 Board Street, Monrovia, Liberia

“Class means the class notation referred to above.

“Classification Society” means the Society referred to above.

“~~Deposit” shall have the meaning given in Clause 2 (Deposit)~~

~~“Deposit Holder” means _______ (state name and location of Deposit Holder) or, if left blank, the Sellers’ Bank, which shall hold and release the Deposit in accordance with this Agreement.~~

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, e-mail or telefax.

“Parties” means the Sellers and the Buyers.

“Purchase Price” means the price for the Vessel as stated in Clause 1 (Purchase Price).

“Sellers Account” means USD Account no. 1562254-32, IBAN CH35 0483 5156 2254 3200 0 BIC:

CRESCHZZ80A (state details of bank account) at the Sellers’ Bank.

“Sellers” Bank” means Credit Suisse AG, Postfach 2560, CH-4002 Basel, Switzerland (state name of bank, branch and details) or, if left blank, the bank notified by the Sellers to the Buyers for receipt of the balance of the Purchase Price.

1.	Purchase Price

 The Purchase Price is USD 12,250,000 (United States Dollars Twelve Million Two Hundered and Fifty Thousand) ~~(state currency and amount both in words and figures).~~

2.	Deposit No Deposit

~~As security for the correct fulfillment of this Agreement the Buyers shall lodge a deposit of _____% ( ____ per cent) or, if left blank, 10% (ten per cent), of the Purchase Price (the “Deposit”) in an interest bearing account for the Parties with the Deposit Holder within three (3) Banking Days after the date that:~~

~~(i)~~	~~this Agreement has been signed by the Parties and exchanged in original or by e-mail or telefax; and~~

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

~~(ii)~~	~~the Deposit Holder has confirmed in writing to the Parties that the account has been opened.~~

~~The Deposit shall be released in accordance with join written instructions of the Parties. Interest, if any, shall be credited to the Buyers. Any fee charged for holding and releasing the Deposit shall be brone equally by the Parties. The Parties shall provide to the Deposit Holder all necessary documentation to open and maintain the account without delay.~~

3.	Payment See Clause 19

~~On delivery of the Vessel, but not later than three (3) Banking Days after the date that Notice of Readiness has been given in accordance with Clause 5 (Time and place of delivery and notices):~~

~~(i)~~	~~the Deposit shall be released to the Sellers; and~~
~~(ii)~~	~~the balance of the Purchase Price and all other sums payable on delivery by the Buyers to the Sellers under this Agreement shall be paid in full free of bank charges to the Sellers’ Account.~~

4.	Inspection

(a)* The Buyers have inspected and accepted the Vessel’s classification records. The Buyers have also inspected the Vessel at/in Fujairah, U.A.E. (state place) on 5th August 2014 (state date) and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.

~~(b)* The Buyers shall have the right to inspect the Vessel’s classification records and declare whether same are accepted or not with                 (state date/period).~~

~~The Sellers shall make the Vessel available for inspection at/in               (state place/range) within              (state date/period).~~

~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~

~~The Buyers shall inspect the Vessel without opening up and without cost to the Sellers.~~

~~During the inspection, the Vessel’s dock and engine log books shall be made available for examination by the Buyers.~~

~~The sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided that the Sellers receive written notice of acceptance of the Vessel from the Buyers within seventy-two (72) hours after completion of such inspection or after the date/last day of the period stated in Line 59, whichever is earlier.~~

~~Should the Buyers fail to undertake the inspection as shcheduled and/or notice of acceptance of the Vessel’s classification records and/or of the Vessel not be received by the Sellers as aforesaid, the Deposit together with interest earned, if any, shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

~~*4(a) and 4(b) are alternative; delete whichever is not applicable. In the absence of deletions, alternative 4(a) shall apply.~~

5.	Time and place of delivery and notices

(a) The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage or a t sea at/in           ~~(state place/range) in the Sellers’ option~~ a place to be mutually agreed and between 10th and 25th September 2014. Notice of Readiness shall not be tendered before: Date to be mutually agreed between 10 and 25 September 2014(date)

Cancelling Date (see Clauses 5(c), 6 (a)(i), 6 (a) (iii) and 14): 30th September 2014

(b) The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall provide the Buyers with ~~twenty (20),~~ ten (10), five (5) and three (3) days’ approximate notice and one (1) day definite notice of the date the Sellers intend to tender Notice of Readiness and of the intended place of delivery.

When the Vessel is at the place of delivery and physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

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(c) If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the Cancelling Date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and proposing a new Cancelling Date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 (Sellers’ Default) within three (3) Banking Days of receipt of the notice or of accepting the new date as the new Cancelling Date. If the Buyers have not declared their option within three (3) Banking Days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new Cancelling Date and shall be substituted for the Cancelling Date stipulated in line 79.

If this Agreement is maintained with the new Cancelling Date all other terms and conditions hereof including those contained in Clauses 5(b) and 5(d) shall remain unaltered and in full force and effect.

(d) Cancellation, failure to cancel or acceptance of the new Cancelling Date shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 (Sellers’ Default) for the Vessel not being ready by the original Cancelling Date.

(e) Should the Vessel become an actual, constructive or compromised total loss before delivery the Deposit together with interest earned, if any, shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

~~6.~~	~~Divers Inspeciton / Drydocking~~

~~(a)*~~

~~(i)~~	~~The Buyers shall have option at their cost and expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. Such option shall be declared latest nine (9) days prior to the Vessel’s intended date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this Agreement. The Sellers shall at their cost and expense make the Vessel available for such inspection. This inspection shall be carried out without undue delay and in the presence of a Classification Society surveyor arranged for by the Sellers and paid for by the Buyers. The Buyers’ representative(s) shall have the right to be present at the diver’s inspection as observer(s) only without interfering with the work or decision of the Classification Society surveyor. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the place of delivery are unsuitable for such inspection, the Sellers shall at their cost and expense make the Vessel available at a suitable alternative place near to the delivery port, in which event the Cancelling Date shall be extended by the additional time required for such positioning and the subsequent re-positioning. The Sellers may not tender Notice of Readiness prior to completion of the underwater inspection.~~

~~(ii)~~	~~If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then (1) unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules (2) such defects shall be made good by the Sellers at their cost and expense to the satisfaction of the Classification Society without condition/recommendation** and (3) the Sellers shall pay for the underwater inspection and the Classification Society’s attendance.~~

~~Notwithstanding anything to the contrary in this Agreement, if the Classification Society do not require the aforementioned defects to be rectified before the next class drydocking survey, the Sellers shall be entitled to deliver the Vessel with these defects against a deduction from the Purchase Price of the estimated direct cost (of labour and materials) of carrying out the repairs to the satisfaction of the Classification Society, whereafter the Buyers shall have no further rights whatsoever in respect of the defects and/or repairs. The estimated direct cost of the repairs shall be the average of quotes for the repair work obtained from two reputable independent shipyards at or in the vicinity of the port of delivery, one to be obtained by each of the Parties within two (2) Banking Days from the date of the imposition of the condition/recommendation, unless the Parties agree otherwise. Should either of the Parties fail to obtain such a quote within for the estimate of the direct repair costs. The Sellers may not tender Notice of Readiness prior to such estimate having been established.~~

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

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~~(iii)~~	~~If the Vessel is to be drydocked pursuant to Clause (a)(ii) and no suitable dry docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5(a). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5(a) which shall, for the purpose of this Clause, become the new port of delivery. In such event the Cancelling Date shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of fourteen (14) days.~~

~~(b)* The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good at the Sellers’ cost and expense to the satisfaction of the Classification Society without condition/recommendation**. In such event the Sellers are also to pay for the costs and expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees. The Sellers shall also pay for these costs and expenses if parts of the tailshaft system are condemned or found defective or broken so as to affect the Vessel’s class. In all other cases, the Buyers shall pay the aforesaid costs and expenses, dues and fees.~~

~~(c) If the Vessel is drydocked pursuant to Clause 6 (a)(ii) or 6 (b) above:~~

~~(i)~~	~~The Classification Society may require survey of the tailshaft system, the extent of the survey being to the staisfaciton of the Classification surveryor. If such survey is not required by the Classification Society, the Buyers shall have the option to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be renewed or made good at the Sellers’ cost and expense to the satisfaction of Classification Society without condition/recommendation**.~~

~~(ii)~~	~~The costs and expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out or if parts of the system are condemned or found defective or broken so as to affect the Vessel’s class, in which case the Sellers shall pay these costs and expenses.~~

~~(iii)~~	~~The Buyers’ representative(s) shall have the right to be present in the drydock, as observer(s) only without interfering with the Sellers’ or the Classification Society surveyor’s~~

~~(iv)~~	~~The Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk, cost and expense without interfeing with Sellers’ or the Classification Society surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in drydock is still in progress when Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for Buyers’ risk, cost and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and, notwithstanding Clause 5(a), the Buyers shall be obliged to take delivery in accordance with Clause 3 (Payment), whether the Vessel is in drydock or net.~~

~~*6 (a) and 6 (b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 (a) shall apply.~~

~~**Notes or memoranda, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.~~

7.	Spares, bunkers and other items

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers’ property, ~~but spares on order are excluded. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts including spare tail end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be property of the Buyers.~~ Unused stores and Provisions shall be included in the sale without extra payment and shall then become the property of the Charterers ~~be included in the sale and be taken over by the Buyers without extra payment~~ Library and forms exclusively for use in the Sellers’ vessel(a) and captain’s officers and crew’s personal belongings including the slop chest are excluded from the sale without compensation as well as the following additional items: N/A(include list)

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

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Items on board which are on hire or owned by third parties, listed as follows, are excluded from the sale without compensation: oxygen, acetylene and freon bottles(include list)

Item on board at the time of inspection which are on hire or owned by third parties, not listed above, shall be replaced or procured by the Sellers prior to delivery at their cost and expense.

The ~~Buyers shall take over~~ remaining bunkers and unused lubricating and hydraulic oils and greases in storage tanks and unopened drums shall be purchased by the Charterers directly from the Sellers as further described in Clause 19. ~~and pay either:~~

~~(a)~~	~~* the actual net price (excluding barging expenses) as evidenced or vouchers; or~~

~~(b)~~	~~* the current net market price (excluding barging expenses) at the part and date of delivery of the Vessel or if unavailable, at the nearest bunkering port.~~

~~for the quantities taken over,~~

~~Payment under this Clause shall be made at the same time and place in the same currency as the Purchase Price~~

“inspection” in this Clause 7, shall mean the Buyer according to Clause 4(a) or 4(b) (Inspection), if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

~~*(a) and (b) are alternatives, delete whichever is not applicable. In the absence of deletions alternative (a) shall apply~~.

8.	Documentation

The place of closing: Oslo, Norway

(a) in exchange for payment of the Purchase Prise the Sellers shall provide the Buyers with the following delivery documents (such document to be tabled and sighted by the Buyers in the closing meeting prior to payment of the Purchase Price as per Clause 19):

(i)	Two Legal Bill(s) of Sale in a form recordable in the Buyers’ Nominated Flag State, transferring title of the Vessel and stating that the Vessel is free from all mortgages, encumbrances and maritime liens or any other debts whatsoever, duly legalized by the Marshall Islands Special Agent ~~notarially attested~~ and legalized or apostilled, as required, by the Buyers’ Nominated Flag State;

(ii)	~~Evidence that all necessary corporate, shareholder and other action has been taken by the Sellers to authorise the execution, delivery and performance of this Agreement~~ (a) Resolutions of the Sole Director of the Sellers resolving on the sale of the Vessel to the Buyers, in accordance with the terms and conditions of the MoA, the execution of which as well as of any addendum(a) to be executed will be approved, and authorizing the issuance of a Power of Attorney in favor of nominated attorney(s)-in-fact, for execution of the Bill of Sale, signing any addendum(a) to the MoA, the Protocol of Delivery and Acceptance and any required letters of guarantee, undertakings, invoices and/or receipts legalized by the Marshall Islands Special Agent and by apostille. (b) Certificate of Incumbency stating the name of the Sole Director and Officer and confirming that there has been no alteration in respect of the Sole Director of the Sellers’ company since the date when the Resolutions under (a) took place and that the said resolutions and the Power of Attorney issued pursuant thereto have not been modified or revoked and are in full force and effect, the signature of the Sole Director issuing said certificate shall be legalised by the Marshal Islands Special Agent and by apostille, (c) Copies of Sellers’ Articles of Incorporation, By Laws and Certificate of Incorporation certified as true copies by Sellers’ lawyers, and (d) Recently issued Good Standing Certificate legalized by apostille:
(iii)	Power of Attorney of the Sellers appointing one or more representatives to act on behalf of the Sellers in the performance of this Agreement, duly ~~notarially attested and~~ legalised by the Marshall Islands Special Agent and ~~or~~ apostilled ~~(as appropriate)~~;

(iv)	Certificate or Transcript of Registry issued by the competent authorities of the flag stage on the date of delivery evidencing the Sellers’ ownership of the Vessel and that the Vessel is free from registered encumbrances and mortgages, to the faxed or e-mailed by such authority to the closing meeting with the original to be sent to the Buyers as soon as possible after delivery of the Vessel;

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

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(v)	Declaration of Class or (depending on the Classification Society) a Class Maintenance Certificate issued within three (3) Banking Days prior to delivery confirming that the Vessel is in Class free of condition/recommendation with the exception of the following class condition: Dented stbd side shell plating at sheer strake level between frames 111-115, between frames 121-125, between frames 99-101 and slightly with as necessary. Due Date 15 September 2014
~~(vi)~~	~~Certificate of Deletion of the Vessel from the Vessel’s registry at the time of delivery, or, in the event that the register does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and provide a certificate or other official evidence of deletion to the Buyers promptly and latest within four (4) weeks after the Purchase Price has been paid and the Vessel has been delivered:~~
(vii)	A copy of the Vessel’s Continuous Synopsis Record certifying the date on which the Sellers ownership of the Vessel ceased to be registered with the Vessel’s registry, or. In the event that the registry does not as a matter of practice issue such certificate immediately, a written undertaking from the Sellers to provide the copy of this certificate promptly upon it being issued together with evidence of submission by the Sellers of a duly executed form 2 stating the date on which the Sellers’ ownership of the Vessel shall cease registered with the Vessel’s registry;
(viii)	Commercial invoice for the Vessel;

~~(ix)~~	~~Commercial Invoice(s) for bunkers, lubrication and hydraulic oils and greases;~~

~~(x)~~	~~A copy of the Sellers’ letter to their satellite communication provider cancelling the Vessel’s communications contract which is to be sent immediately after delivery of the Vessel:~~

(xi)	Any additional documents as may reasonably be required by the competent authorities of the Buyers Nominated Flag Stage for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as possible after the date of this agreement

(xii)         The Sellers’ letter of confirmation that to the best of their knowledge, the vessel whilst in Sellers’ ownership is not black listed by any nation or international organization.

(b) At the time of delivery the Buyers shall provide the Sellers with;

(i)	~~Evidence that all necessary corporate, shareholder~~ Minutes of meeting of the board of directors of the Buyers signed by a valid quorum (valid quorumto be confirmed n in writing by Buyers’ lawyers if not signed by all Directors) which shall be duly notarized and apostilled ~~and other action has been taken the Buyers to~~ approving and authorizing the execution, delivery performance of this Agreement and the Charter; and
(ii)	Power of Attorney of the Buyers appointing one or more representatives to act on behalf of the Buyers in the performance and execution of this Agreement and the Charter, duly notarially attested with the notary confirming both identify of the signatory and authority to sigh on behalf of the Buyers and legalised ~~or~~ apostilled ~~(as appropriate)~~.
(iii)	Certificate recently issued by the Register of Business Enterprises in Norway in English in respect of the Buyers stating inter alia (i) the date of incorporation, (ii) corporate name, (iii) business address, (iv) the general manager/managing director (if any), (v) the Board of Directors (Chairman, Board Members and Deputy Board Members (if any), (vi) registered signatory powers, notarized and apostilled. Such documents to be tabled and sighted by the Sellers in the closing meeting prior to the Sellers handing over to the Buyers the Seller’s delivery documents.
(c)	If any of the documents listed in Sub clauses (a) and (b) above are not in the English language they shall be accompanied by an English translation b an authorized translator or certified by a lawyer qualified to practice in the country of the translated language.

(d)	The Parties shall to the extent possible exchange copies, drafts or samples of the documents listed in Sub-clause (a) and Sub-clause (b) above for review and comment by the other party not later than _____ ~~(state number of days), or if loft blank,~~ nine (9) days prior to the Vessel’s intended date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this Agreement.

(e)	Concurrent with exchange of documents in Sub-clause (a) and Sub-clause (b) above the Sellers shall also hand to the Buyers copies of the classification certificate(s) as well as all plans, drawings and manuals, (excluding ISM/ISPS manuals), which are on board the Vessel. ~~Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers have the right to take copies.~~

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

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(f) Copies of Oother technical documentation which may be in the sellers’ possession shall promptly after delivery be forwarded to the Buyers at ~~their~~ Sellers expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers have the right to take copies of same.

(g) The Parties shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

9.	Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all ~~charters~~, encumbrances, mortgages and maritime liens or any other debts whatsoever, and is not subject to Port State or other administrative detentions. The Sellers herby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.	Taxes, fees and expenses

Any taxes, fees and expenses in connection with the purchase and registration in the Buyers’ Nominated Flag State shall be for the ~~Buyers’~~ Charterers’ account as further described in the Charter, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.	Condition on delivery

The vessel with everything belonging to her shall be at the Sellers; risk and expense until she is delivered to the Buyers. but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted.

However, the Vessel shall be delivered free of cargo and free if stowaways with her Class maintained without condition/recommendation*, free of ~~average~~ damage affecting the Vessel’s class, and with her classification certificates national and international certificates, as well as all other condition/reccommendation*, by the Classification Society with the exception of the aforestated condition or the relevant authorities at the time of delivery.

“inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4(a) or 4(b) (Inspections), if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

*Notes and memoranda, if any, in the surveyor’s report which are accepted by the Classification society without condition/recommendation are not to be taken into account.

12.	Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.	Buyers’ default

~~Should the Deposit not be ledged in accordance with Clause 2 (Deposit), the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.~~

Should the Purchase Price not be paid in accordance with Clause 3 19 ~~(Payment)~~, the Sellers have the right to cancel this Agreement, in which case ~~the Deposit together with interest earned, if any, shall be released to the Sellers. If the Deposit does not cover their loss,~~ the Sellers shall be entitled to claim ~~further~~ compensation for their losses and for all expenses incurred together with interest.

14.	Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5(b) or fail to be ready to validly complete a legal transfer by the Cancelling Date the Buyers shall have the option of cancelling this Agreement. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again by the Cancelling Date and new Notice of Readiness given, the Buyers shall retain their option to cancel. ~~In the event that the Buyers elect to cancel this Agreement, the Deposit together with interest earned, if any, shall be released to them immediately.~~

Should the Sellers fail to give Notice of Readiness by the Cancelling Date or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

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15.	~~Buyers’ representatives~~ N/A

~~After this Agreement has been signed by the Parties and the Deposit has been lodged, the Buyers have the right to place two (2) representatives on board the Vessel at their sole risk and expense.~~

~~These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers and the Buyers’ representatives shall sign the Sellers; P&I Club’s standard letter of indemnity prior to their embarkation~~.

16.	Law and Arbitration

~~(a)* This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re- enactment thereof save to the extent necessary to give effect to the provisions of this Clause.~~

~~The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.~~

~~The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that is has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitrator may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both Parties as if the sole arbitrator had been appointed by agreement.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of us $100,000 the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.~~

~~(b) *This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the substantive law (not including the choice of law rules ) of the State of New York and any dispute arising out of or in connection with this Agreement shall be referred to three (3) Persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgment may be entered on an award by any court of complaint jurisdiction. The Proceedings shall be conducted in accordance with rules of the Society of Maritime arbitrator, Inc.~~

~~In case where neither the claim nor any counterclaim exceeds the sum if US $100,000 the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc.~~

(c) This Agreement shall be govemed by and construed in accordance with the laws of Norway (state place) and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in~~at~~ Oslo (state place), subject to the Norwegian Arbitration Act of 2004 and the procedures applicable there.
*16(a), 16(b) and 16(c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16(a) shall apply.

17.	Notices

All notices to be provided under this Agreement shall be in writing.

Contact details for recipients of notices are as follows:

For the Buyers: Jupiter Bulk AS, c/o NRP Business Management AS, Haakon VIISs gate 1, 0161, Oslo, Norway, attn. Mr. Ragnvald Risan, email r.risan(a)nrp.as, phone+47 22 00 81 81, fax +47 22 00 81 91.

For the Sellers: Adventures Eight S.A. c/o FREEBULKERS S.A., 10, EI. Venizelou (Panepistimiou)str., 10671 Athens, Greece, Attn.: I. Varouxakis, email igv(a)freeseas.gr, phone +30 210 4528770, Fax no. +30 210 4291010.

18.	Entire Agreement

The written terms of this Agreement, the Rider Clause 19 and the Charter to the Charters compromise the entire agreement between the Buyers and the Sellers in relation to the sale purchase and charter of the Vessel to the Charterers and supersede all previous agreements whether oral or written between the Parties in relation thereto.

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

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Each of the Parties acknowledges that in entering into this Agreement it has not relied on and shall have no right or remedy in respect of any statement, representation, assurance or warranty (whether or not made negligently) other than as is expressly set out in this Agreement.

Any terms implied into this Agreement by any applicable statute or law are hereby excluded to the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude any liability for fraud.

Rider Clause 19, attached hereto, shall form an integral part of this Agreement.

In WITNESS HEREOF the Sellers and the Buyers have signed and executed TWO COPIES of this Agreement the day and year first written.

For and on behalf of the Sellers		For and on behalf of the Buyers

Name: Adventure Eight S.A.		Name: Jupiter Bulker AS

Title:	/s/ Ion G. Varouxakis	Title:	/s/ Erlend Lous
Erlend Lous
Attorney-in-Fact

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

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MV “FREE JUPITER” – RIDER CLAUSE TO MEMORANDUM OF AGREEMENT DATED 11 SEPTEMBER 2014 (the “MoA”)

19.	Transaction and Payment

This MoA is a part of a transaction involving the sale, and purchase of the Vessel between the Sellers and the Buyers and charter-back of the Vessel by the Buyers to the Charterers comprising of (i) this MoA (ii) a guarantee to be issued by FreeSeas Inc. (the “Guarantor”) as security for the Charterers’ obligations under the Charter. The Sellers and the Charterers are both subsidiaries of the Guarantor.

Upon delivery of the Vessel under this MoA, the Vessel shall simultaneously be delivered under the Charter, and the Buyers’ obligation to take delivery of the Vessel under this MoA and to pay the Purchase Price is subject to the Charterers taking delivery of the Vessel under the Charter.

Under the Charter the Charterers shall pay a charter hire of USD 5,325 per day (the “Charter Hire”) monthly in advance.

In consideration of the Buyers as Owners granting the options as set out in the Charter to the Charterers, the Charterers have agreed upon delivery of the Vessel from the Sellers to the Buyers under the MoA to pay to the Buyers as owners a premium in the amount of USD 3,750,000 as further described in the Charter (the “Option Premium”).

Further, the Buyers as owners and the Charterers have agreed that an amount of USD 250,000 shall be paid by the Charterers to the Buyers upon delivery of the Vessel hereunder as prepaid charter hire (the “Prepaid Charter Hire”) as further described in the Charter.

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On delivery of the Vessel but not later than three Banking Days after the date that Notice of Readiness has been given in accordance with Clause 5 of the MOA the Buyers shall pay the Purchase Price to the Sellers, less (i) Charter Hire for the first month under the Charter in the amount of USD 159,750 (the "First Charter Hire"), (ii) the amount of USD 3,750,000 for the Option Premium, (iii) the amount of USD 250,000 for the Prepaid Charter Hire and (iv) the agreed 0.5% address commission in the amount of USD 61,250 (the "Balance Purchase Price"). The Balance Purchase Price free of bank charges shall be paid by the Buyers as follows:

The Buyers shall prior to closing pre-position the Balance Purchase Price in Sellers' Bank by a SWIFT MT103 accompanied by a SWIFT MT199 instructing the Sellers' Bank to hold such funds on a suspense account to the Buyers' order and title until released by the Sellers’ Bank to the Sellers upon receiving a copy of the Protocol of Delivery and Acceptance duly signed by authorised representatives of the Buyers and the Sellers. Once all documents to be delivered under Clause 8 of this MoA, including but not limited to evidence that the Vessel is free of encumbrances, have been exchanged (subject as below agreed), and Protocols of Delivery and Acceptance both under this MoA and the Charter have been signed, the Buyers and Sellers shall send (i) a copy of the Protocol of Delivery and Acceptance in respect of this MoA, and (ii) copies of passports of the authorised representatives of the Sellers and Buyers having signed the Protocol of Delivery and Acceptance, to the Sellers’ Bank whereafter the Sellers' Bank shall release the Balance Purchase Price to the Sellers' Account and the Buyers shall proceed with the registration of the Vessel in the name of the Buyers.

It is agreed that delivery documents to be exchanged as above stated will be held in trust by the respective parties until the above listed under (i) and (ii) documents will be send to Sellers' bank . Once said documents will have been sent, delivery documents will be considered fully exchanged.

Any compensation payable to the Sellers in respect of the Option Premium, the Prepaid Charter Hire and the First Charter Hire which shall be deducted from the Purchase Price shall be settled directly between the Charterers and the Sellers, and the Buyers shall have no obligations or liabilities in respect thereof. Further, the Charterers shall at delivery purchase directly from the Sellers all bunkers, lubrication oil, and take over without extra payment unbroached provisions, paints, ropes and other consumable stores in the Vessel as provided for under the MoA. Any payment in respect thereof shall be settled directly between the Charterers and the Sellers, and the Buyers shall have no obligations or liabilities in respect thereof.

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The 0.5% commission payable to Manhattan Maritime Management shall be paid by the Sellers and the Buyers shall have no obligation in respect thereof.

For the Sellers	For the Buyers:

/s/ Ion G. Varouxakis	/s/ Erlend Lous
Adventure Eight S.A.	Jupiter Bulker AS

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